Exhibit 4.34

THIS DEED OF ASSIGNMENT is made the 25th day of June, 2003

BETWEEN

(1)	Jesper Limited whose registered office is situate at P.O. Box 71, Cragimuir, Road Town, Tortola, British Virgin Islands (hereinafter called “the Vendor”);

 And

(2)	ChipMOS TECHNOLOGIES INC. whose registered office is situate at No. 1, R & D Road 1, Hsinchu Science-Based Industrial Park, Hsinchu, Taiwan, ROC (hereinafter called “the Purchaser”).

WHEREAS

(A)	By a promissory note of 4th November 2002 as varied by a Deed of Variation of 2nd December 2002, MMT is indebted to Vendor in the principal sum of USD37,500,000.00 in such terms and conditions therein contained (“the Note”).

(B)	The said principal sum of USD37,500,000.00 together with interest thereon will become due six months after the date of the Note but has been extended for further six months to 3rd November 2003 in due course.

(C)	When the said principal sum of USD37,500,000.00 with interest thereon is due and is not repaid by MMT in manner contained under the Note, the Vendor may convert all sum outstanding or any part thereof into ordinary shares of MMT at the conversion rate of USD1.00 for 1 ordinary share of MMT.

(D)	The Vendor has agreed with the Purchaser for the absolute sale to it, out of the said principal sum of USD37,500,000.00 under the Note, the sum of USD16,500,745 and interest thereon to become due in manner hereinafter expressed.

NOW THIS DEED WITNESSETH as follows:

1.

In consideration of USD16,554,143 paid by the Purchaser to the Vendor (the receipt whereof is hereby acknowledged) the Vendor as beneficial owner assigns to the Purchaser the USD16,500,745 due under the Note together with interest thereon to become due and all other monies hereafter to become payable by force or virtue of the Note and the full right, benefit and advantage of the premises TO HOLD the same unto the Purchaser absolutely.

2.	The receipt of the Purchaser shall be a good discharge to MMT for the said sum of USD16,500,745 and interest thereon due under the Note hereby assigned.

3.	This Deed shall be governed by and construed in accordance with the laws of the British Virgin Islands.

IN WITNESS whereof the parties have executed this Deed on the day and year first above written.

SEALED with the Common Seal of the Vendor and signed by in the presence of:	For and on behalf of JESPER LIMITED
/s/
• • • • • • • • • • • • • • • • • • • • • • • • • • • Authorized Signature(s)
SEALED with the Common Seal Of the Purchaser and signed by /s/ Shih-Jye Cheng in the presence of: /s/

Dated                 the 25th day of June, 2003